                                                                    EXHIBIT 10.5

                                PLUM CREEK TIMBER
                                  COMPANY, INC.

                           EXECUTIVE AND KEY EMPLOYEE
                 SALARY AND INCENTIVE COMPENSATION DEFERRAL PLAN

       (AN AMENDMENT AND RESTATEMENT OF THE PLUM CREEK MANAGEMENT COMPANY
         KEY EMPLOYEE SALARY AND INCENTIVE COMPENSATION DEFERRAL PLAN).

                    AS AMENDED AND RESTATED DECEMBER 6, 2002

                         PLUM CREEK TIMBER COMPANY, INC.

                           EXECUTIVE AND KEY EMPLOYEE
                 SALARY AND INCENTIVE COMPENSATION DEFERRAL PLAN

              SECTION 1 - RESTATEMENT, PURPOSE, AND EFFECTIVE DATE

                  1.1 Restatement. Plum Creek Timber Company, Inc., a Delaware corporation (the "Company"), hereby amends and restates the Plum Creek Management Company, L.P. Executive And Key Employee Salary And Incentive Compensation Deferral Plan, and renames it the "Plum Creek Timber Company, Inc. Salary and Incentive Compensation Deferral Plan" (the "Plan"). The Plan is for the benefit of a select group of management or highly compensated employees (as described in Section 201(a) of the Employee Retirement Income Security Act of 1974, as amended) of the Company and its Subsidiaries.

                  1.2 Purpose. The purpose of the Plan is to help attract and retain the services of executive and key employees of the Company and its Subsidiaries by providing them with the opportunity to defer receipt of all or some part of their Salary and/or Incentive Compensation.

                  1.3 Effective Date. This restatement and amendment shall be effective December 6, 2002.

                            SECTION 2 - DEFINITIONS

                  2.1 Definitions. When used in the Plan, the following terms shall have the meanings specified below.

                           (a)      "Beneficiary" means the person or persons to
whom payments are to be made pursuant to the terms of the Plan in the event of the Participant's death. The designation shall be on a form provided by the Plan Committee, executed by the Participant, and delivered to the Plan Committee. A Participant may change his or her Beneficiary designation at any time. If no Beneficiary is designated, the designation is ineffective, or in the event the Beneficiary dies before the balance of the Memorandum Account is paid, the balance shall be paid to the Participant's estate, and to the extent required by community property law, to his or her surviving spouse.

                           (b)      "Board" means the Board of Directors of the
Company.

                           (c)      "Code" means the Internal Revenue Code of
1986 (or any successor to such Code), as amended and in effect at the time of reference.

                           (d)      "Committee" means a committee of two or more
Board members appointed by the Board, none of whom is eligible to participate in the Plan.

                           (e)      "Common Stock" means the common stock, par
value $0.01 per share, of the Company.

                           (f)      "Company" means Plum Creek Timber Company,
Inc., a Delaware corporation (or any successor).

                           (g)      "Eligible Employees" means an Executive
Employee or Key Employee (Grade 38 or higher) of the Company and/or a Subsidiary.

                           (h)      "Employees" means employees regularly
employed on a salaried basis by the Company and/or a Subsidiary.

                           (i)      "Executive Employee" means an employee with
the title of Vice President or higher.

                           (j)      "Participant" means an Eligible Employee who
has elected to participate in the Plan.

                           (k)      "Permanent Disability" means a condition
that results in the Participant's being totally disabled, whether due to physical or mental causes, to the extent that he or she is prevented from engaging in further employment with the Company or a Subsidiary and the condition is likely to be permanent and continuous during the remainder of the Participant's life, as determined by the Plan Committee, upon the basis of medical evidence.

                           (l)      "Plan" means the Plum Creek Timber Company,
Inc., Executive and Key Employee Salary and Incentive Compensation Deferral Plan as restated and amended and set forth herein and, where appropriate, any predecessor plan thereto.

                           (m)      "Plan Committee" means a committee of two or
more officers of the Company appointed by the Committee.

                           (n)      "Plan Year" means the calendar year.

                           (o)      "Salary and/or Incentive Compensation" means
the base salary being paid to a Participant for the Plan Year or partial year, and/or incentive compensation to be paid to the Participant during the same Plan Year under the terms of any incentive or bonus arrangement provided by the Company or any of its Subsidiaries, including amounts payable to Participants in shares of Common Stock.

                           (p)      "Subsidiary" (A) any corporation (other than
the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain or (B) any partnership in which the Company and/or any Subsidiary owns more than 50% of the capital or profits interests.

                           (q)      "Trust" means any trust established in
connection with the Plan.

                           (r)      "Trustee" means the trustee of the Trust.

                           SECTION 3 - ADMINISTRATION

                  3.1 Administration. The Plan Committee shall be responsible for the administration of the Plan. The Plan Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and any Subsidiary, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Plan Committee under the Plan, that have been approved by the Committee, shall be final and binding for all purposes and upon all persons whomsoever.

                  3.2 Indemnification of Plan Committee. The Company shall indemnify each member of the Plan Committee (which, for purposes of this Section 3.2, includes anyone to whom duties have been delegated) against any and all claims, losses, damages, expenses, including counsel fees, incurred by the Plan Committee, and any liability, including any amounts paid in settlement with the Company's approval, arising from the member's or the Plan Committee's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such member. The right of indemnity described in the preceding sentence shall be conditioned upon (a) the timely receipt of notice by the Company of any claim asserted against the Plan Committee member, which notice, in the event of a lawsuit shall be given within 10 days after receipt by the Plan Committee member, and (b) the timely receipt by the Company of an offer from the Plan Committee member of an opportunity to participate in the settlement or defense of such claim.

                    SECTION 4 - ELIGIBILITY AND PARTICIPATION

                  4.1 Eligibility and Participation. Eligible Employees may elect to begin participation in the Plan on the first of the month following the month in which they become Eligible Employees or on the first day of any calendar year.

                             SECTION 5 - DEFERRALS

                  5.1 Deferred Payment. Before January 1 of any calendar year (or, with respect to individuals who first become Participants during a year, on or before the date on which they become Participants) or such other date as the Plan Committee may determine in its discretion, each Participant may elect to have the payment of all or a portion of his or her Salary for the year beginning January 1 (or, if later, so much of the year as commences on the day following the date on which the individual becomes a Participant) and/or Incentive Compensation, payable during that calendar year, deferred until his or her retirement, death, Permanent Disability, resignation or any other termination of employment with the Company. The election shall be made on a form prescribed by the Plan Committee. The election shall apply only to that calendar year or partial year. The Participant may designate how payments will be made, in accordance with the provisions in Section 5.4. If a Participant has not made an election, the Salary and/or Incentive Compensation paid to him or her shall be paid in accordance with the Company's or the applicable Subsidiary's customary payroll practices. Notwithstanding the foregoing, in no case shall a Participant be permitted to defer compensation (whether cash, stock-based or both) with respect to a Plan Year with a value (determined by the Plan Committee) in excess of the sum of the Participant's (a) then current base salary and (b) maximum annual cash bonus potential under the terms of any incentive or bonus arrangement provided by the Company or any of its Subsidiaries (whether or not paid). The value of deferred Common Stock shall be determined as of the date the Common Stock would otherwise have paid to the Participant but for the deferral. If any deferral (whether cash, stock-based or both) exceeds the limitation described herein, then the Plan Committee shall reduce such deferral in a manner that it deems appropriate.

                  5.2 Memorandum Account. The Company shall establish a ledger account (the "Memorandum Account") for each Participant who has elected to defer the receipt of some or all of his or her Salary and/or Incentive Compensation for the purpose of reflecting the Company's obligation to pay the deferred Salary and/or Incentive Compensation as provided in Sections 5.4 and
5.5. The Memorandum Account shall be comprised of a Cash Account and a Stock Account. A Participant's Cash Account shall be credited with a notional amount equal to the amount otherwise payable (but for the deferral) to the Participant in cash and a Participant's Stock account shall be credited with a number of notional shares equal to the number of shares of Common Stock otherwise (but for the deferral) payable to the

Participant. Investment rate(s) of return shall accrue on a Participant's Cash Account to the date of distribution, and shall be credited to the Cash Account at the end of each calendar quarter or such other periods as may be determined by the Plan Committee. The Plan Committee shall determine the investment rate(s) of return periodically and in so doing may take into account the earnings, losses, appreciation or depreciation attributable to any discretionary investments made pursuant to section 5.3. The Plan Committee shall credit a number of notional shares to a Participant's Stock Account effective as of the date shares of Common Stock would otherwise have been paid to the Participant but for the deferral. If dividends are paid on the Common Stock from and after the date notional shares are credited to a Participant's Stock Account, the Plan Committee shall credit the Participant's Cash Account to reflect the dividends that would have been paid to the Participant if the Participant actually held a number of shares of Common Stock equal to the number of notional shares then credited to his or her Stock Account. The Plan Committee shall make appropriate adjustments to Stock Accounts if the Common Stock shall be changed (or converted into other consideration) as a result of stock splits, combinations or exchanges of shares, or through reorganization, merger, consolidation or similar events.

                  5.3 Discretionary Investment by Company. The deferred Salary and/or Incentive Compensation to be paid to Participants is an unfunded obligation of the Company. The Plan Committee may annually direct that an amount equal to the deferred Salary and/or Incentive Compensation for that year held in Cash Accounts shall be invested as the Plan Committee shall determine and may approve certain fixed and variable rates of return which are to be credited to the Participant Memorandum Accounts under the Plan. The Plan Committee may set investment rate(s) of return equal to those earned by various mutual funds. The Plan Committee in its sole discretion may determine that all or some portion of an amount equal to the deferred Salary and/or Incentive Compensation shall be paid into one or more grantor Trusts to be established by the Company or a Subsidiary of which it shall be the beneficiary, and to the assets of which it shall become entitled as and to the extent that Participants receive benefits under this Plan. The Plan Committee may designate an investment advisor to direct investments and reinvestment of the funds, including investments paid into any grantor trusts hereunder.

                  5.4 Payment of Cash Accounts. Upon the retirement, Permanent Disability, resignation, or termination of employment of a Participant who has a Cash Account, the Company shall pay to such Participant an amount equal to the balance of the Participant's Cash Account, as (a) a lump sum cash payment or (b) in annual installments over a period of years to be determined by the Plan Committee. Upon the death of a Participant with a Cash Account, the Company shall pay to his or her Beneficiary an amount equal to the balance of the Participant's Cash Account as a lump sum cash payment. Lump sum payments shall commence as soon as practicable after the Participant's retirement, Permanent Disability, resignation or other termination of employment or death. Annual installment payments are valued December 31 (or the last trade date of the year) and paid in January of the following year.

                  5.5 Payment of Stock Accounts. Upon the retirement, Permanent Disability, resignation, or termination of employment of a Participant who has a Stock Account, the Company shall deliver to such Participant a number of shares of Common Stock equal to the balance of the Participant's Stock Account, as (a) a lump sum payment or (b) in annual installments of shares of Common Stock over a period of years to be determined by the Plan Committee. Upon the death of a Participant who has a Stock Account, the Company shall pay to his or her Beneficiary an amount of shares of Common Stock equal to the balance of notional shares in the Participant's Stock Account as a lump sum payment. Lump sum payments shall commence as soon as practicable after the Participant's retirement, Permanent Disability, resignation or other termination of employment or death. Each Common Stock installment payment shall be paid in the month of January. Shares of Common Stock delivered in respect of a deferral under this Plan shall be paid pursuant to an equity plan of the Company that provides for the payment of shares of Common Stock and such shares shall count against the Common Stock share reserve of such plan. Any fractional shares shall be settled in cash.

                  5.6 Selection of Payment Option. Before January 1 of any calendar year, the Plan Committee may allow each Participant to change the payment provisions for past and current amounts deferred, provided, however, that the Participant must remain employed by the Company or a Subsidiary for one
(1) year prior to the changes taking effect.

                  5.7 Hardship. In the event the Committee, upon written request of a Participant, determines in its sole discretion that the Participant has suffered an unforeseeable financial emergency, the Committee may pay to a Participant as soon as practicable following such determination, an amount from the Participant's Memorandum Account that shall not exceed the minimum amount necessary to satisfy the emergency. For purposes of this Plan, an unforeseeable financial emergency is an unanticipated emergency that is caused by an event beyond the control of the Participant as may result from illness, casualty loss or sudden financial reversal and that would result in severe financial hardship to the Participant if the emergency distribution were not permitted. Financial needs arising from foreseeable events, such as the purchase of a residence or education expenses for children, shall not be considered a financial emergency. A Participant who receives a hardship distribution pursuant to this Section 5.7 shall be ineligible to make any additional deferrals under the Plan for the balance of the Plan Year in which the hardship distribution occurs and for the immediately following Plan Year.

                  5.8 Incapacity of Participant or Beneficiary. If the Plan Committee finds that any Participant or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative), may at the discretion of the Plan Committee, be paid to the spouse, child, parent or brother or sister of such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

                  5.9 Nonassignment. The right of a Participant or Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

                        SECTION 6 - UNFUNDED OBLIGATION

                  6.1 Unfunded Obligation. The deferred amounts to be paid to Participants pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies from its general funds, to issue any shares of Common Stock, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments including trust investments which the Company or Related Companies may make to fulfill this obligation shall at all times remain in the Company or its Subsidiaries, as the case may be. Any investments and the creation or maintenance of any trust or memorandum accounts shall not create or constitute a trust or a fiduciary relationship between the Committee, or the Company and/or any Subsidiary, and a Participant, or otherwise create any vested or beneficial interest in any Participant, or his or her Beneficiary, or his or her creditors, in any assets of the Company or any Subsidiary whatsoever. Participants shall have no claim against the Company or any Subsidiary for any changes in the value of any assets which may be invested or reinvested by the Company with respect to this Plan or with respect to any changes in value of shares of Common Stock.

                        SECTION 7 - RIGHTS OF EMPLOYMENT

                  7.1 Employment. Nothing in this Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

                          SECTION 8 - CLAIMS PROCEDURE

                  8.1 Claims Appeal Procedure. After first discussing any claims that a Participant may have under the Plan with the Company's Vice President of Human Resources, the Participant may then make a claim under this Plan in writing to the Plan Committee. The Plan Committee shall make all determinations concerning such claim. Any decision by the Plan Committee denying such claim shall be in writing and shall be delivered to the Participant, or if applicable, anyone who makes a claim in respect of the Participant. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. This notice of denial of the claim will be provided within 90 days of the Plan Committee's receipt of the claimant's claim. If the Plan Committee fails to notify the claimant of its decision regarding the claim, the claim shall be considered denied, and the claimant shall then be permitted to proceed with the appeal as provided in Section 8.2.

                  8.2 Appeal of Claim. A claimant who has been completely or partially denied a claim shall be entitled to appeal a denial of his/her claim by filing a written statement of his/her position with the Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Committee shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based. Following the review of any additional information submitted by the claimant, either through the hearing process or otherwise, the Committee shall render a decision on the review of the denied claim. The Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Committee shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

                     SECTION 9 - TERMINATION AND AMENDMENT

                  9.1 Termination and Amendment. The Committee may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Committee may reinstate any or all of its provisions. No such amendment, suspension, or termination: (a) may impair the right of a Participant or designated Beneficiary to receive the deferred Salary and/or Incentive Compensation benefit accrued prior to the effective date of such amendment, suspension or termination; or (b) shall be effective for a Plan Year with respect to which a deferral election has been made under Section 5.

                         SECTION 10 - WITHHOLDING TAXES

                  10.1 Withholding Taxes. Appropriate payroll taxes shall be withheld from all amounts required to be paid or credited pursuant to this Plan.

               SECTION 11 - REQUIREMENTS OF LAW AND GOVERNING LAW

                  11.1 Requirements of Law. The operation and administration of the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

                  11.2 Governing Law. The Plan and all agreements under the Plan shall be constructed in accordance with and governed by the laws of the State of Washington.

9